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                                                     EXHIBIT 16.1



                     ELMS, FARIS & CO., P.C.


                         August 27, 1996



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

     Re:  Costilla Energy, Inc.

Gentlemen:

          In September 1995, Costilla Energy, Inc. (the "Company") changed its principal accountants from Elms, Faris & Co., P.C. to KPMG Peat Marwick, LLP. This change of the Company's principal accountants requires certain disclosures, pursuant to Item 304(a) of Regulation S-K, in each of the Registration Statements on Form S-1 filed by the Company on July 26, 1996, file numbers 333-08913 and 333-08909. Representatives of Elms, Faris & Co., P.C. have reviewed such disclosure in each of the Registration Statements, and agree with those statements made by the Company in response to Item 304(a) of Regulation S-K.

                              Very truly yours,


                              ELMS, FARIS & CO., P.C.